Exhibit 4(d)

FOURTH AMENDMENT TO
REVOLVING CREDIT AGREEMENT

This Fourth Amendment to Revolving Credit Agreement (the “Fourth Amendment”) made as of this 27th day of December, 2004, by and between REPUBLIC BANCORP, INC. (“Borrower”) and U.S. BANK NATIONAL ASSOCIATION, formerly known as Firstar Bank, National Association (“Bank”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Bank entered into a Revolving Credit Agreement dated as of December 29, 2000 (the “Credit Agreement”), as amended by a First Amendment to Revolving Credit Agreement dated December 29, 2001 (the “First Amendment), a Second Amendment to Revolving Credit Agreement dated as of December 28, 2003, and a Third Amendment dated as of December 27, 2003 (the “Third Amendment”) pursuant to which the Bank extended credit to the Borrower as provided therein.

WHEREAS, the Borrower and the Bank desire to further amend the Credit Agreement as provided herein.

NOW, THEREFORE, it is hereby agreed as follows:

1. Section 1.1(a) of the Revolving Credit Agreement is hereby amended in its entirety as follows:

(a)	“Revolving Note Maturity Date” means December 26, 2005 or such earlier date on which the Note becomes immediately due and payable pursuant to Article VI hereof.

2.	Section 2.1 of the Revolving Credit Agreement is hereby amended in its entirety as follows:

2.1 Revolving Credit Facility. From time to time prior to the Revolving Note Maturity Date, the Borrower may borrow from the Bank up to the aggregate principal amount outstanding at any one time of up to $15,000,000. All revolving loans hereunder will be evidenced by a single promissory note of the Borrower payable to the order of the Bank (the “Note”). Although the Note will be expressed to be payable in the full amount set forth above, the Borrower will be obligated to pay only the amount of loans actually disbursed hereunder, together with accrued interest on the outstanding balance at the rates and on the dates specified therein and such other charges provided for herein.

3. Section 4.16 of the Revolving Credit Agreement is hereby amended in its entirety as follows:

Section 4.16 Republic Bank Financial Condition Covenants. All covenant terms in this Section 4.16 shall be defined and determined from time to time by applicable bank regulatory authorities, unless specifically noted otherwise below:

(a)	Tier 1 Leverage Ratio. Republic Bank, a Subsidiary of the Borrower, shall maintain a minimum Tier 1 Leverage Ratio at the end of each quarter of not less than 5.0%.

(b)	Tier 1 Risk Based Capital Ratio. Republic Bank shall maintain a minimum Tier 1 Risk Based Capital Ratio at the end of each quarter of not less than 6.0%.

(c)	Total Risk Based Capital Ratio. Republic Bank shall maintain a minimum Total Risk Based Capital Ratio at the end of each quarter of not less than 10.0%.

4. The “Revolving Credit Agreement” referred to in the Note shall hereinafter refer to the Revolving Credit Agreement as amended by this Fourth Amendment.

5. Except as expressly amended herein, all terms and conditions of the Revolving Credit Agreement shall remain in full force and effect. This Fourth Amendment supercedes the First Amendment, the Second Amendment and the Third Amendment on the date hereof, and the Revolving Credit Agreement shall hereinafter consist of the Revolving Credit Agreement dated December 29, 2000, as amended by this Fourth Amendment. Any waiver of any term and condition of the Revolving Credit Agreement contained herein, of any previous waiver by the Bank of any term and condition contained in the Revolving Credit Agreement, shall be strictly limited to such waiver, and shall not operate as a waiver of any other condition, term, or remedy of the Bank provided for in the Revolving Credit Agreement or in this Fourth Amendment.

Executed as of the date first above written.

REPUBLIC BANCORP, INC.

By: /s/ Thomas F. Menacher
Name: Thomas F. Menacher
Title: EVP, Treasurer & CFO

U.S. BANK NATIONAL ASSOCIATION,
d/b/a Firstar Bank

By: /s/ Jon B. Beggs
Name: Jon B. Beggs
Title: Vice President

REVOLVING CREDIT NOTE

$15,000,000	December 27, 2004

FOR VALUE RECEIVED, the undersigned borrower (the “Borrower”), on or before the Revolving Note Maturity Date (as defined in the Credit Agreement referred to below), promises to pay to the order of Firstar Bank, National Association (the “Bank”), at its main office in Milwaukee, Wisconsin, the principal sum of Fifteen Million Dollars ($15,000,000), or such lesser amount as is shown to be outstanding from time to time at such rates and at such times as set forth in the Credit Agreement hereinafter referred to.

Without affecting the liability of any Borrower, indorser, surety or guarantor, the Bank may, without notice, renew or extend the time for payment, accept partial payments, release or impair any collateral security from the payment of this Note, or agree not to sue any party liable on it.

This Revolving Credit Note constitutes the Note issued under a Revolving Credit Agreement dated as of December 29, 2000, together with any amendments (the “Agreement”), between the Borrower and the Bank, to which Agreement reference is hereby made for a statement of the terms and conditions under which loans evidenced hereby were or may be made and a description of the terms and conditions upon which the maturity of this Note may be accelerated.

The Borrower agrees to pay all costs of collection, including reasonable attorneys’ fees.

REPUBLIC BANCORP, INC.

By: /s/ Thomas F. Menacher
Name: Thomas F. Menacher
Title: EVP, Treasurer & CFO